          As filed with the Securities and Exchange Commission on July 27, 2000
                                           Registration Statement No. 333-38482

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                               AMENDMENT NO. 1 TO
                                   FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ---------------------
                             BIOSPHERE MEDICAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             ----------------------

             DELAWARE                                   04-3216867
   (STATE OR OTHER JURISDICTION            (I.R.S. EMPLOYER IDENTIFICATION NO.)
OF INCORPORATION OR ORGANIZATION)
                             ----------------------
                               1050 HINGHAM STREET
                          ROCKLAND, MASSACHUSETTS 02370
                                 (781) 681-7900
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)
                             ----------------------

                                JOHN M. CARNUCCIO
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             BIOSPHERE MEDICAL, INC.
                               1050 HINGHAM STREET
                          ROCKLAND, MASSACHUSETTS 02370
                                 (781) 681-7900
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                               JOHN H. CHORY, ESQ.
                                HALE AND DORR LLP
                                 60 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000
                             ----------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/ _______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS (Subject to Completion)
Issued July   , 2000


                             BIOSPHERE MEDICAL, INC.

                         817,355 SHARES OF COMMON STOCK
                                 ---------------

         The selling stockholders named on page 18 of this prospectus are selling up to an aggregate of 817,355 shares of our common stock.

         Our common stock is traded on the Nasdaq National Market under the symbol "BSMD." On July 26, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $12.00 per share.


                                 ---------------
         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                 ---------------
         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                   ----------
                The date of this prospectus is __________ , 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

WHO WE ARE ................................................................    1
RISK FACTORS ..............................................................    3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS .........................   16
USE OF PROCEEDS ...........................................................   17
SELLING STOCKHOLDERS ......................................................   17
PLAN OF DISTRIBUTION ......................................................   20
LEGAL MATTERS .............................................................   22
EXPERTS ...................................................................   22
WHERE YOU CAN FIND MORE INFORMATION .......................................   22
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...........................   22

                                   WHO WE ARE

OUR COMPANY


         We develop, market and manufacture innovative medical device products for the treatment of hypervascularized tumors or arteriovenous malformations using embolotherapy. Embolotherapy is a minimally invasive procedure in which materials that inhibit blood flow, referred to as embolic materials, such as our microspheres, are injected through a hollow, flexible tube called a catheter into the blood vessels to inhibit blood flow to tumors and arteriovenous malformations. By selectively blocking the tumor's blood supply, embolotherapy is designed to cause the tumor to shrink. Hypervascularized tumors are tumors that are supplied by a larger number of blood vessels than the number of blood vessels supplying the tissue surrounding the tumor. Arteriovenous malformations are abnormal connections between arteries and veins, frequently characterized by a dense and wide-spread network of interconnecting blood vessels. Our lead product, EmboSphere Microspheres, is an acrylic bead with a proprietary design that is used as an embolic material.


         We intend that our first products will target the treatment of hypervascularized tumors. Hypervascularized tumors include some tumors affecting the brain and spinal cord, tumors in the uterus, known as uterine fibroids, and tumors associated with liver cancer. Our primary focus is on commercializing our microspheres for the treatment of uterine fibroids. We are also focusing on the development and commercialization of microspheres for the treatment of liver cancer. Additionally, we are exploring and/or developing microspheres for use in the treatment of a number of conditions, including stress urinary incontinence, facial wrinkles, gastroesophageal reflux disease, a condition characterized by the abnormal reverse flow of stomach contents into the esophagus, and tissue repair.


         In April 2000, we received clearance from the United States Food and Drug Administration, or FDA, for embolization of hypervascularized tumors and arteriovenous malformations. We have commenced clinical testing under an investigational device exemption to support an application for FDA approval for the treatment of uterine fibroids using our Embosphere Microspheres. An investigational device exemption is a regulatory exemption granted by the FDA to medical device manufacturers for the purpose of conducting clinical studies. We intend, pending FDA clearance and approval, that our first products will target uterine fibroids and liver cancer. We do not anticipate receiving FDA labeling approval for use of our products in treating uterine fibroids and liver cancer before 2002, if at all.



         We received CE Mark approval of our Embosphere Microspheres product in the European Union in 1997. CE Mark Approval is a certification granted by European regulatory bodies, or by some manufacturers with satisfactory quality systems, that substantiates the compliance of products with specific standards of quality and/or safety. This approval is generally required prior to the commercialization of a medical device in the European Union. In January 2000, we received marketing approval of our Embosphere Microspheres product in Australia and Canada. We expect to file for marketing approval in Japan for our Hepasphere Microspheres product for the treatment of liver cancer within the next 24 months.



        Radiologists specializing in the use of interventional devices to deliver therapies in addition to diagnosing diseases, also known as interventional radiologists, have performed embolotherapy procedures for over 20 years. However, the current embolic material, polyvinyl alcohol, has many significant drawbacks, including limited effectiveness, limited control, difficulty with use and chronic inflammatory response. We believe our microspheres are a promising new alternative to the current embolic material.



         Based on the number of vials of Embosphere Microsphere product sold to date, we estimate that over 7,000 patients have been treated with our Embosphere Microspheres product outside of the United States.




         There are a number of risks relating to investing in our common stock, including significant risks relating to our ability to develop, market and sell our Embosphere Microspheres product successfully and achieve profitability. For a detailed discussion of these risk factors, refer to the "Risk Factors" section beginning on page 3.



CORPORATE HISTORY


         We were incorporated in Delaware in December 1993. As of June 30, 2000, Sepracor Inc. beneficially owned approximately 58% of our outstanding common stock. During 1999, we strategically refocused our business on the commercialization of our microspheres for medical applications. In February 1999, we acquired a 51% ownership interest in Biosphere Medical S.A. Biosphere Medical S.A. has the license to the embolotherapy device that is now the main focus of our business. In May 1999, we sold substantially all of our assets relating to our former core business, chromotography, and changed our name to BioSphere Medical, Inc. In April 2000, we increased our ownership interest in Biosphere Medical, S.A. to 85%. We have an option to acquire the remaining 15% at a later date. We expect to spend substantial funds and to experience increasing losses for the foreseeable future in connection with this refocus of our business and our execution of our business plan.



         Our principal executive offices are located at 1050 Hingham Street, Rockland, Massachusetts 02370, and our telephone number is (781) 681-7900.


         Embosphere(R) is a registered trademark and BioSphere Medical(TM) and HepaSphere(TM) are trademarks of BioSphere Medical, Inc.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK.

RISK RELATING TO OUR FUTURE PROFITABILITY

BECAUSE WE HAVE A HISTORY OF LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN, OUR COMMON STOCK IS A HIGHLY SPECULATIVE INVESTMENT

         We have incurred operating losses since our inception and, as of March 31, 2000, had an accumulated deficit of approximately $37.5 million. We expect to spend substantial funds to continue research and product testing, to establish sales, marketing, quality control, regulatory and administrative capabilities, and for other general corporate purposes. We expect to incur increasing losses over the next several years as we expand our commercialization efforts.


         We may never become profitable. If we do become profitable, we may not remain profitable on a continuing basis. Our failure to become and remain profitable would depress the market price of our common stock and impair our ability to raise capital and continue our operations.


RISKS RELATING TO REGULATORY MATTERS

IF WE DO NOT OBTAIN THE REGULATORY APPROVALS REQUIRED TO MARKET AND SELL OUR PRODUCTS, THEN OUR BUSINESS WILL BE UNSUCCESSFUL AND THE MARKET PRICE OF OUR STOCK WILL SUBSTANTIALLY DECLINE


         We are subject to governmental regulation by national and local government agencies in the United States and abroad with respect to the manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products. For example, our products are subject to approval or clearance by the FDA prior to marketing in the United States for commercial use. The process of obtaining necessary regulatory approvals and clearances will be time-consuming and expensive for us. If we do not receive required regulatory approval or clearance to market our products, we will not be able to develop and commercialize our products and become profitable, and the value of our common stock will substantially decline.


         We are focusing our immediate product commercialization efforts on our Embosphere Microspheres. In April 2000, we obtained marketing clearance from the FDA to use our Embosphere Microspheres in the United States for the embolization of hypervascularized tumors and arteriovenous malformations. However, we will require FDA clearance of either a premarket notification under Section 510(k) of the Federal Food, Drug and Cosmetic Act, which we refer to as a 510(k) notification, or approval of a premarket approval application under Section 515 of the Federal Food, Drug and Cosmetic Act, which we refer to as a premarket approval, before we can market Embosphere Microspheres in the United States for use in the embolization of uterine fibroids. We do not expect to receive the required clearance for uterine fibroids until 2002, if at all. In either case, the FDA will require us to undertake clinical trials, which may be lengthy and expensive. We currently do not have regulatory approvals or clearances to market any other product in any country, other than approvals to market our Embosphere Microspheres in the European Union, Australia and Canada for the treatment of arteriovenous malformations, hypervascularized tumors and blood loss.

IF THE FDA OR OTHER REGULATORY AGENCIES PLACE RESTRICTIONS ON, OR IMPOSE ADDITIONAL APPROVAL REQUIREMENTS WITH RESPECT TO, PRODUCTS WE ARE THEN MARKETING, WE MAY INCUR SUBSTANTIAL ADDITIONAL COSTS AND EXPERIENCE DELAYS OR DIFFICULTIES IN CONTINUING TO MARKET AND SELL THESE PRODUCTS



         Even if the FDA grants to us approval or clearance with respect to any of our products, it may place substantial restrictions on the indications for which we may market the product or to whom we may market the product, which could result in us achieving less sales and lower revenues. The nature of the marketing claims we are permitted to make in labeling or advertising regarding our Embosphere Microspheres is limited to those specified in any FDA clearance or approval, and if the FDA determines that we have made claims beyond those cleared or approved by the FDA, then we will be in violation of the Federal Food, Drug, and Cosmetic Act. For example, our products are not specifically approved for labeling for use for uterine fibroids, which is one of the uses for which we anticipate physicians may use our products. We may not initiate discussions with physicians about this use and, if a physician initiates the discussion, we may only provide peer-reviewed literature.




         We may in the future make modifications to our Embosphere Microspheres which we determine do not necessitate the filing of a new 510(k) notification. However, if the FDA does not agree with our determination, it will require us to make additional filings for the modification, and we will be prohibited from marketing the modified product until we obtain FDA clearance or approval, which could delay our ability to introduce product modifications and enhancements into the market.



         Further, the FDA has classified our embolotherapy device into Class III, which means that even though we have obtained clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act to market the device, the FDA could in the future promulgate a regulation requiring premarket approval of the device under Section 515 of the Federal Food, Drug and Cosmetic Act to allow it to remain on the market. A requirement for premarket approval would likely require us to conduct costly and lengthy clinical trials. We may experience difficulty in providing to the FDA sufficient data for premarket approval in a timely fashion, if at all. If we fail to obtain premarket approval, the FDA would require us to remove our product from the United States market. In addition, the FDA may require us to conduct a postmarket surveillance study on our embolotherapy device, which is designed to track specific elements of patient experience with our Embosphere Microspheres product after we have begun marketing it. If such a study revealed an unexpected rate of adverse events, the FDA could place further restrictions on our marketing of the device, or rescind our clearance.



         Our legally-marketed products will be subject to continuing FDA requirements relating to quality control, quality assurance, maintenance of records, documentation, labeling and promotion of medical devices. We are also required to submit medical device reports to the FDA to report device-related deaths, serious injuries and malfunctions, the recurrence of which would be likely to cause or contribute to a death or serious injury. These reports are publicly available and, therefore, can become a basis for private tort suits, including class actions, with respect to our products. Any of these suits would be costly and time-consuming and would divert our management's attention from the continued development of our business.


IF WE FAIL TO COMPLY WITH REGULATORY LAWS AND REGULATIONS, WE WILL BE SUBJECT TO ENFORCEMENT ACTIONS, WHICH WILL AFFECT OUR ABILITY TO MARKET AND SELL OUR PRODUCTS AND MAY HARM OUR REPUTATION


         If we fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to develop, market and sell our products successfully and could harm our reputation and lead to less acceptance of our products by the market. These enforcement actions include:


     -   product seizures;

     -   voluntary or mandatory recalls;

     -   voluntary or mandatory patient or physician notification;


     -   withdrawal of product clearances or approvals;

     -   withdrawal of investigational drug exemption approval;


     -   restrictions on or prohibitions against marketing our products;


     -   fines;

     -   injunctions;

     -   civil and criminal penalties; and

     - withdrawal of premarket approval or rescission of premarket notification clearance.

IF OUR CLINICAL TRIALS ARE NOT COMPLETED SUCCESSFULLY, WE WILL NOT BE ABLE TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS


         Although for planning purposes we forecast the timing of completion of clinical trials, the actual timing can vary dramatically due to factors such as delays, scheduling conflicts with participating clinicians and clinical institutions, the rate of patient accruals and the uncertainties inherent in the clinical trial process. In addition, because we have limited experience in conducting clinical trials, we may rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our products. Accordingly, we have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. As a result of these factors, we or third parties may not successfully begin or complete our clinical trials and we may not make regulatory submissions or receive required regulatory approvals to commence or continue our clinical trials in the time periods we have forecasted, if at all. If we or third parties fail to commence or complete, or experience delays in, any of our planned clinical trials, then we are likely to incur additional costs and delays in our product development programs, which could cause our stock price to decrease.


RISKS RELATING TO OUR INDUSTRY, BUSINESS AND STRATEGY

IF THE MARKET IS NOT RECEPTIVE TO OUR EMBOSPHERE MICROSPHERES PRODUCT, OUR BUSINESS PROSPECTS WILL BE SERIOUSLY HARMED


         Our Embosphere Microspheres are based on new technologies and therapeutic approaches and we only recently began selling our Embosphere Microspheres product in the European Union, United States, Canada and Australia. Our success will depend upon the medical community, patients and third party payors accepting our Embosphere Microspheres product as clinically useful, cost-effective and safe. In particular, our success will depend upon obstetrics and gynecology physicians referring patients to interventional radiologists to receive treatment using our products in lieu of, or in addition to, receiving other forms of treatment which the obstetrics and gynecology physicians can provide directly.



         In addition, if we receive negative publicity associated with any adverse medical effects attributed to embolization treatments generally or our product specifically, the market may not accept our products as safe. For example, Embosphere Microspheres are designed to remain in the body permanently. As a result, there may be some risk that some or all of the Embosphere Microspheres used in a medical procedure may travel in the blood system beyond the intended site of action and occlude, or block, other blood vessels, resulting in significant adverse health effects on the patient or even death. Moreover, to use our Embosphere Microspheres correctly for a particular medical procedure, physicians must select and use the proper size and quantity of Embosphere Microspheres. A physician's selection and use of the wrong size or quantity of Embosphere Microspheres could have significant adverse health effects on the patient, including death. In addition, there is limited data concerning the long-term health effects on persons resulting from embolotherapy using our Embosphere Microspheres. If the market determines or concludes that our product is not safe or effective for any reason, we may be exposed to product liability claims, product recalls and fines or other penalties and associated adverse publicity. In addition, we have provided to our customers a satisfaction guarantee that requires us to accept the return of any inventory and credit the entire amount of the original order if a properly-trained customer is not satisfied with the performance of our embospheres. If we experience adverse publicity or are subject to product liability claims, excessive guarantee claims, recalls, fines and the like, we will be unable to commercialize successfully our products and achieve profitability.

IF WE EXPERIENCE DELAYS, DIFFICULTIES OR UNANTICIPATED COSTS IN ESTABLISHING THE SALES, DISTRIBUTION AND MARKETING CAPABILITIES NECESSARY TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS, WE WILL HAVE DIFFICULTY MAINTAINING AND INCREASING OUR SALES




         We currently lack sales, distribution and marketing capabilities in the United States and have only limited sales, distribution and marketing capabilities in the European Union. It will be expensive and time-consuming for us to develop a marketing and sales force and, consequently, we could be required to delay our product launches. Moreover, we may choose or find it necessary to enter into strategic partnerships to sell, market and distribute our products. The terms of any partnership may not be favorable to us. We currently rely on 17 distributors to sell our products outside of France. We may not be able to provide adequate incentive to these distributors to promote our products. If we are unable to successfully employ qualified marketing and sales personnel and develop our sales and marketing capabilities, or if our distributors fail to promote our products, we will have difficulty maintaining and increasing our sales.



IF WE ARE UNABLE TO OBTAIN ADEQUATE PRODUCT LIABILITY INSURANCE, THEN WE MAY HAVE TO PAY SIGNIFICANT MONETARY DAMAGES IN A SUCCESSFUL PRODUCT LIABILITY CLAIM AGAINST US


         Product liability insurance is generally expensive for medical device companies such as ours. Although we maintain limited product liability insurance coverage for the clinical trials of our products, it is possible that we will not be able to obtain further product liability insurance on acceptable terms, if at all. Insurance we subsequently obtain may not provide us with adequate coverage against all potential claims. If we are exposed to product liability claims for which we have insufficient insurance, we may be required to pay significant damages which would prevent or delay our ability to commercialize our products.


IF WE ARE NOT BE ABLE TO COMPETE EFFECTIVELY, WE MAY EXPERIENCE DECREASED DEMAND FOR OUR PRODUCTS AND PRICE REDUCTIONS



         We have many competitors in the United States and abroad, including medical device and therapeutics companies, universities and other private and public research institutions. Our success depends upon our ability to develop and maintain a competitive position in the embolotherapy market. Our key competitors are Cordis Corporation, a Johnson & Johnson company, Boston Scientific Corporation and Nycomed Amersham. These and many of our other competitors have greater capabilities, experience and financial resources than we do. As a result, they may develop products which compete with our Embosphere Microspheres product more rapidly or at less cost than we can. Currently, the primary products with which our Embosphere Microspheres compete for some of our applications are polyvinyl alcohol, polymerizing gels and coils. In addition, our competitors may develop technologies that render our products obsolete or otherwise noncompetitive.




         We may not be able to improve our products or develop new products or technologies quickly enough to maintain a competitive position in our market and continue to grow our business. Moreover, we may not be able to compete effectively, and competitive pressures may result in less demand for our products and impair our ability to become profitable.

IF WE FAIL TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT FOR OUR PRODUCTS BY THIRD PARTY PAYORS, THERE MAY BE NO COMMERCIALLY VIABLE MARKETS FOR OUR PRODUCTS


         The availability and levels of reimbursement by governmental and other third party payors affects the market for any medical device. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope or amount. Currently, only a limited number of insurance companies fully or partially reimburse for embolization procedures. These third-party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices that companies such as ours charge for medical products. In some foreign countries, particularly the countries of the European Union where our Embosphere Microspheres product is currently marketed and sold, the pricing of medical devices is subject to governmental control and the prices charged for our products have in some instances been reduced as a result of these controls. Additionally, in both the United States and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system. Further proposals are likely. These proposals, if adopted, could result in less sales revenue to us, and could affect our ability to raise capital and market our products.


IF WE DO NOT RETAIN OUR SENIOR MANAGEMENT AND OTHER KEY EMPLOYEES, WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY


         The loss of Jean-Marie Vogel, our Chairman, John M. Carnuccio, our President and Chief Executive Officer, Jonathan McGrath, our Vice-President Worldwide Research and Development or other key members of our staff could harm us. Mr. Vogel is the only key employee with whom we currently have a long-term employment agreement. We also depend on our scientific collaborators and advisors, all of whom have other commitments that may limit their availability to us. Our success is substantially dependent on the ability, experience and performance of these members of our senior management and other key employees, scientific collaborators and advisors. Because of their ability and experience, if we lose one or more of these individuals, our ability to implement successfully our business strategy could be seriously harmed.


IF WE DO NOT ATTRACT AND RETAIN SKILLED PERSONNEL, WE WILL NOT BE ABLE TO EXPAND OUR BUSINESS


         Our future success will depend in large part upon our ability to attract and retain highly skilled scientific, managerial and marketing personnel, particularly as we expand our activities in clinical trials, the regulatory approval process and sales and manufacturing. We face significant competition for this type of person from other companies, research and academic institutions, government entities and other organizations. Consequently, if we are unable to attract and retain skilled personnel, we will not be able to expand our business.


IF THE STRATEGIC REDIRECTION OF OUR BUSINESS IS NOT SUCCESSFUL, WE MAY BE UNABLE TO ACHIEVE GROWTH IN OUR BUSINESS

         In early 1999, we decided to exit the chromatography business, which had constituted our core business, to focus on the commercialization of microspheres for use in embolotherapy and other medical applications. We have restated our historical financial statements to reflect the discontinuation of our chromatography business. In addition, 73% of 1999 revenue and 71% of first quarter 2000 revenue included in our restated financial statements was derived from the sale of products we consider to be nonstrategic and which we do not expect to constitute a significant portion of our revenue on an ongoing basis. Our strategic shift from the chromatography business to the commercialization of microspheres may not prove to be successful and, consequently, we may be unable to grow our business and achieve profitability.

IF WE MAKE ANY ACQUISITIONS, WE WILL INCUR A VARIETY OF COSTS AND MAY NEVER SUCCESSFULLY INTEGRATE THE ACQUIRED BUSINESS INTO OURS


         We may attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business. We may encounter operating difficulties and expenditures relating to integrating an acquired business, technology, service or product. These acquisitions may also absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may never realize the anticipated benefits of any acquisition. We may also make dilutive issuances of equity securities, incur debt or experience a decrease in the cash available for our operations, or incur contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, in connection with any future acquisitions.



IF WE ARE COMPELLED TO ACQUIRE THE REMAINING INTEREST IN BIOSPHERE MEDICAL S.A., WE MAY BE REQUIRED TO INCUR INDEBTEDNESS OR MAKE A SIGNIFICANT CASH PAYMENT, WHICH MAY RESULT IN A DECREASE IN AVAILABLE CASH FOR OUR OPERATIONS



         We currently own 85% of the outstanding capital stock of Biosphere Medical S.A. We have the right to acquire the remaining 15% of Biosphere Medical S.A. in 2004. The purchase price that we are required to pay if we exercise this right is equal to 15% of the aggregate sales of Biosphere Medical S.A. and sales of our microspheres subject to our license agreement with Biosphere Medical S.A. for the twelve-month period prior to the exercise of our right. In addition, the holder of the remaining 15% of Biosphere Medical S.A. has a "put" right to require us to purchase the remaining 15% in 2004. The purchase price that we are required to pay if the minority holder exercises this put right is equal to 15% of the aggregate sales of Biosphere Medical S.A. and sales of our microspheres subject to our license agreement with Biosphere Medical S.A. for the nine-month period prior to the exercise of the put right. In any event, the price that we are required to pay if the minority holder exercises the put right shall not be less than FF1,800,000 ($264,000 at March 31, 2000). If we are compelled by the minority stockholder to acquire the minority interest at a future date, we could be required to make a significant cash payment, which could result in us incurring debt or a decrease in the cash available to us for our operations.

RISKS RELATING TO OUR FINANCIAL RESULTS AND NEED FOR FINANCING

WE WILL CONTINUE TO NEED SUBSTANTIAL ADDITIONAL FUNDS, AND IF ADDITIONAL CAPITAL IS NOT AVAILABLE, WE MAY HAVE TO CURTAIL OR CEASE OUR OPERATIONS



         We will need to raise additional funds to develop and commercialize our products successfully. If we cannot raise more funds, we could be required to reduce our capital expenditures, scale back our product development, reduce our workforce and license to others products or technologies that we otherwise would seek to commercialize ourselves. We may not receive additional funding on reasonable terms or at all. Other than a $2.0 million credit line with a bank, we have no committed source of capital. Sepracor is the guarantor of this credit line. We have entered into a security agreement with Sepracor pursuant to which we have pledged to Sepracor all of our assets, including our equity interest in Biosphere Medical S.A., as collateral for Sepracor's guarantee to the bank. We are likely to raise more money for working capital purposes by selling additional capital stock, which is a common strategy for companies such as ours. Any sales of additional shares of our capital stock are likely to dilute our existing stockholders. Further, if we issue additional equity securities, the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. Alternatively, we may borrow money from commercial lenders, possibly at high interest rates, which will increase the risk of your investment in us.



IF OPERATING RESULTS FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER, THEN OUR STOCK PRICE MAY DECLINE



         Our operating results could fluctuate significantly from quarter to quarter. These fluctuations may be due to several factors including the timing and volume of customer orders for our Embosphere Microspheres, customer cancellations and general economic conditions. We also expect that our operating results will be affected by seasonality, since we expect our revenues to decline substantially in the third quarter of each year from the first two quarters of each year because we do a significant percentage of our business in the European Union, which typically experiences a slowdown of business during August. Due to these fluctuations, our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price would probably decline.



         In addition, a large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed. Accordingly, if our revenue declines or does not grow as much as we anticipate, we might not be able to improve our operating margins. In addition, we plan to significantly increase operating expenses in the next several years. Failure to achieve anticipated levels of revenue could therefore significantly harm our operating results for a particular fiscal period.

RISKS RELATING TO THE PRODUCTION AND SUPPLY OF OUR PRODUCTS

IF WE EXPERIENCE MANUFACTURING DELAYS OR INTERRUPTIONS IN PRODUCTION THEN WE MAY EXPERIENCE CUSTOMER DISSATISFACTION AND OUR REPUTATION COULD SUFFER


         If we fail to produce enough products at our own manufacturing facility or at a third-party manufacturing facility, we may be unable to deliver products to our customers on a timely basis, which could lead to customer dissatisfaction and could harm our reputation and ability to compete. We currently produce all of our Embosphere Microspheres products in one manufacturing facility in France. We would likely experience significant delays or cessation in producing our products at this facility if a labor strike, natural disaster, local or regional conflict or other supply disruption were to occur. If we are unable to manufacture our products at our facility in France, we may be required to enter into arrangements with one or more contract manufacturing companies. We do not currently have contingency plans in place and, if alternate arrangements are required, we could encounter delays or difficulties establishing relationships with contract manufacturers or in establishing agreements on terms that are favorable to us. In addition, if we are required to depend on third-party manufacturers, our profit margins may be lower, which will make it more difficult for us to achieve profitability.



         Also, manufacturers, including us, must adhere to the FDA's current Good Manufacturing Practices regulations, which are enforced by the FDA through its facilities inspection program. Third-party manufacturers may not be able to comply or maintain compliance with Good Manufacturing Practices regulations. If third parties fail to comply, their non-compliance could significantly delay our receipt of 510(k) clearance or premarket approval. For a premarket approval device, if we change our manufacturing facility or switch to a third-party manufacturer we will be required to submit a premarket approval application supplement. For a 510(k) product, a change in our manufacturing location would require us to change our registration with the FDA.


BECAUSE WE RELY ON A LIMITED NUMBER OF SUPPLIERS WE MAY EXPERIENCE DIFFICULTY IN MEETING OUR CUSTOMERS' DEMANDS FOR OUR PRODUCTS IN A TIMELY MANNER OR WITHIN BUDGET



         We currently purchase key components of our Embosphere Microspheres from approximately 16 outside sources. Some of these components may only be available to us through a few sources. We generally do not have long-term agreements with any of our suppliers.




         Our reliance on our suppliers exposes us to risks, including:


     - the possibility that one or more of our suppliers could terminate their services at any time without penalty;

     -   the potential inability of our suppliers to obtain required components;

     - the potential delays and expenses of seeking alternative sources of supply;

     - reduced control over pricing, quality and timely delivery due to the difficulties in switching to alternative suppliers; and


     - the possibility that one or more of our suppliers could fail to satisfy any of the FDA's required current Good Manufacturing Practices regulations.



         Consequently, in the event that our suppliers delay or interrupt the supply of components for any reason, our ability to produce and supply our products could be impaired, which could lead to customer dissatisfaction.


RISKS RELATING TO INTELLECTUAL PROPERTY


IF WE ARE UNABLE TO OBTAIN PATENT PROTECTION FOR OUR DISCOVERIES, THE VALUE OF OUR TECHNOLOGY AND PRODUCTS COULD DECLINE AND WE MAY NOT BE ABLE TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS, OR THE COST OF DOING SO MAY INCREASE




         We may not obtain meaningful protection for our technology and products with the patents and patent applications that we own or license relating to our microsphere technology. In particular, our patents and patent applications may not prevent others from designing products similar to or otherwise competitive with our Embosphere Microspheres and other products commercialized by us. For example, one of the three patents related to copolymers used to make our present Embosphere Microspheres will expire in June 2001 and relates to the co-polymers that are used to make the Embosphere Microspheres. We are currently developing a microsphere that has marking agents, which are materials that will improve visualization of the Embosphere Microspheres during a procedure, and cell adhesion promoters, which are materials that will improve the attraction and bonding between the Embosphere Microspheres and adjacent cell membranes. The other two patents that relate to Embosphere Microspheres cover chemical coupling of marketing agents and cell adhesion promoters on the Embosphere Microspheres. Coupling is a mechanism for incorporating materials into the Embosphere Microspheres that enables chemical bonding between an additive and one of the base materials in the formulation. These two patents do not cover the chemical components of Embosphere Microspheres. To the extent that our competitors are able to design products competitive with ours without infringing our intellectual property rights, we may experience less market penetration with our products and, consequently, we will have decreased revenues.




         We do not know whether competitors have similar United States patent applications on file, since United States patent applications are secret until issued. Consequently, the United States Patent and Trademark Office could initiate interference proceedings involving our owned or licensed United States patent applications or issued patents. Further, there is a substantial backlog of patent applications at the United States Patent and Trademark Office, and the approval or rejection of patent applications may take several years.



         We have a license to technology invented by a Japanese inventor. However, the license is limited to a single Japanese patent application. In other words, corresponding United States and European patent applications were not filed by this inventor. We intend to file patent applications directed to improvements of this inventor's technology. However, patent applications may not issue as patents, and these patents, if issued, may not provide us with sufficient protection against competitors. Further, we may be required to obtain additional licenses concerning the Japanese patent application, and any licenses, if obtained, may not be on terms that are acceptable to us.





IF WE BECOME INVOLVED IN EXPENSIVE PATENT LITIGATION OR OTHER PROCEEDINGS TO ENFORCE OUR PATENT RIGHTS, WE COULD INCUR SUBSTANTIAL COSTS AND EXPENSES OR SUBSTANTIAL LIABILITY FOR DAMAGES OR BE REQUIRED TO STOP OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS


         In order to protect or enforce our patent rights, we may have to initiate legal proceedings against third parties, such as infringement suits or interference proceedings. By initiating legal proceedings to enforce our intellectual property rights, we may also provoke these third parties to assert claims against us. Furthermore, we may be sued for infringing on the intellectual property rights of others, and, as a result, our patents could be narrowed, invalidated or rendered unenforceable by a court. We may find it necessary, if threatened, to initiate a lawsuit seeking a declaration from a court regarding the proprietary rights of others. For example, we were engaged in patent litigation related to our discontinued business that settled in December 1997 . Intellectual property litigation is costly, and, even if we prevail, could divert management attention and resources away from our business.



         The patent position of companies like us generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. We may not prevail in any patent-related proceeding. If we do not prevail in any litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. Any required license may not be available to us on acceptable terms, or at all. In addition, some licenses may be nonexclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products, which could have a material adverse affect on us.


         Our majority-owned French subsidiary, Biosphere Medical S.A., jointly owns two United States patents and corresponding foreign patents relating to microsphere technology for use in connection with embolotherapy with L'Assistance Publique-Hopitaux De Paris, referred to as

AP-HP, a French public health establishment. Pursuant to the terms of a related license agreement with AP-HP, Biosphere Medical S.A. may be required to seek AP-HP's participation in any United States legal proceedings it initiates against third parties to protect or enforce its rights under the jointly-owned patents. If Biosphere Medical S.A. is not able to obtain the cooperation of AP-HP in any infringement suit against a third party, then its ability to pursue a law suit and enforce these patent rights relating to the microspheres could be harmed, which could have a material adverse effect on us.

IF ANY OF OUR LICENSES TO USE THIRD-PARTY TECHNOLOGIES IN OUR PRODUCTS ARE TERMINATED, WE MAY BE UNABLE TO DEVELOP, MARKET AND SELL OUR PRODUCTS


         We are dependent on various license agreements relating to each of our current and proposed products that give us rights under intellectual property rights of third parties. These licenses impose commercialization, sublicensing, royalty, insurance and other obligations on us. Our failure, or any third party's failure, to comply with the terms of any of these licenses could result in us losing our rights to the license, which could result in us being unable to develop, manufacture or sell products which contain the licensed technology.


RISKS RELATING TO OUR FOREIGN OPERATIONS

IF WE ARE UNABLE TO MEET THE OPERATIONAL, LEGAL AND FINANCIAL CHALLENGES THAT WE WILL ENCOUNTER IN OUR INTERNATIONAL OPERATIONS, WE MAY NOT BE ABLE TO GROW OUR BUSINESS

         Our operations are currently conducted primarily through our French subsidiary. Furthermore, we currently derive substantially all of our revenue from the sale of our Embosphere Microspheres and other products in the European Union. We are increasingly subject to a number of challenges which specifically relate to our international business activities. Our international operations may not be successful if we are unable to meet and overcome these challenges, which would limit the growth of our business. These challenges include:

     - failure of local laws to provide the same degree of protection against infringement of our intellectual property;

     - protectionist laws and business practices that favor local competitors, which could slow our growth in international markets;

     - potentially longer sales cycles to sell products, which could slow our revenue growth from international sales; and

     - potentially longer accounts receivable payment cycles and difficulties in collecting accounts receivable.

BECAUSE WE EXCHANGE FOREIGN CURRENCY RECEIVED FROM INTERNATIONAL SALES INTO U.S. DOLLARS AND ARE REQUIRED TO MAKE FOREIGN CURRENCY PAYMENTS, WE MAY LOSE MONEY DUE TO FLUCTUATIONS IN FOREIGN CURRENCY TRANSLATIONS



         Most of our business is conducted in French francs and the euro dollar. In 1999 and 2000 we experienced foreign currency exchange gains of $24,211 and $41,483, respectively. We recognize foreign currency gains or losses arising from our operations in the period incurred. As result, currency fluctuations between the U.S. dollar and the currencies in which we do business will cause foreign currency translation gains and losses, which may cause fluctuations in our future operating results. We do not currently engage in foreign exchange hedging transactions to manage our foreign currency exposure.



RISKS RELATING TO AN INVESTMENT IN OUR COMMON STOCK

BECAUSE THE MARKET PRICE OF OUR STOCK IS HIGHLY VOLATILE, YOUR INVESTMENT IN US COULD RAPIDLY LOSE ITS VALUE AND WE MAY INCUR SIGNIFICANT COSTS FROM CLASS ACTION LITIGATION

         The market price of our stock is highly volatile. As a result, your investment in us could rapidly lose its value. In addition, the stock market often experiences extreme price and volume fluctuations, which affect the market price of many medical device companies and which are often unrelated to the operating performance of these companies.


         Recently, when the market price of a stock has been as volatile as our stock price has been, holders of that stock have occasionally instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs in defending the lawsuit. The lawsuit could also divert the time and attention of our management.


BECAUSE SEPRACOR INC. AND OUR EXECUTIVE OFFICERS AND DIRECTORS OWN A MAJORITY OF OUR COMMON STOCK, THEY HAVE SUBSTANTIAL CONTROL OVER US


         As of May 1, 2000, Sepracor Inc., together with its affiliates, beneficially owned, in the aggregate, approximately 58% of our outstanding common stock. In addition, as of May 1, 2000, our executive officers and directors beneficially owned, in the aggregate, approximately 10% of our outstanding common stock, excluding shares owned by Sepracor which some of our directors and executive officers may be deemed to beneficially own. Two of our directors are executive officers of Sepracor. Sepracor and our executive officers and directors are able to control all corporate actions requiring stockholder approval irrespective of how our other stockholders may vote, including:


     -   the election of directors;

     -   the amendment of charter documents;

     - the approval of mergers and other significant corporate transactions, including a sale of substantially all of our assets; and

     - the defeat of any non-negotiated takeover attempt that might otherwise benefit the public stockholders.

         This ownership concentration could cause the market price of our common stock to decline. In addition, conflicts of interest between us and Sepracor may arise, including with respect to competitive business activities and control of our management and our affairs.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or of financial position or state other "forward-looking" information. The important factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in these forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position.

         Any forward-looking statements in this prospectus are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements, possibly materially. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling stockholders.



         The selling stockholders will pay any selling commissions and expenses they may incur for brokerage, accounting, tax, legal services or other expenses relating to the disposition of their shares, as well as any transfer taxes on the shares that they sell. We will bear all other costs, fees and expenses relating to the registration of the shares, including, without limitation, all registration and filing fees, Nasdaq listing fees, fees and expenses of our counsel, fees of our accountants, and blue sky fees and expenses.


                              SELLING STOCKHOLDERS


         We issued the shares of common stock covered by this prospectus, including the shares of common stock underlying the warrants set forth below, in a private placement in February 2000. We have set forth in the following table, to our knowledge, information about the selling stockholders as of June 30, 2000. We have calculated beneficial ownership based on SEC requirements, and the information we have included regarding beneficial ownership is not necessarily indicative of beneficial ownership for any other purpose. Unless we otherwise indicate below, each stockholder named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. We have based the percentage calculated for each selling stockholder upon the sum of the "Common Stock" and "Common Stock Issuable Upon Exercise of Warrants" columns.



         John Carnuccio is a director and the President and Chief Executive Officer of BioSphere; Jean-Marie Vogel is the Chairman of BioSphere; Timothy Barberich and David Southwell, directors of BioSphere, are President and Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively of Sepracor, the parent corporation of BioSphere. Except as set forth in the immediately preceding sentence, none of the selling stockholders has held any position or had any material relationship with BioSphere in the past three years.



         We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may decide not to sell all or any of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the selling stockholders will hold after completion of the offering, we cannot estimate the number of the shares that the selling stockholders will hold after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.




                          Number of Shares of Common Stock       Number of         Number of Shares of Common Stock
                        Beneficially Owned Prior to Offering     Shares of         Beneficially Owned After Offering
                     -----------------------------------------    Common          -----------------------------------
                                                                Stock to be
                             Number                   Percent      Sold                  Number                     Percent
                     ------------------------      ----------- ------------     ------------------------------   -------------
                                      Common Stock                                              Common Stock
   Name of                             Issuable                                                  Issuable
   Selling             Common        Upon Exercise                               Common         Upon Exercise
 Stockholders           Stock         of Warrants                                Stock         of Warrants
-------------        -----------     --------------                            ----------     ----------------
ABS Employees'
Venture Fund
Limited
Partnership             27,777           6,944             *        34,721              0               0                0


ACI Capital /
BSMD, LLC               16,666           4,166             *        20,832              0               0                0


ACI Capital /
BSMDI, LLC             177,777          44,444           2.4       222,221              0               0                0

Timothy J.
Barberich               75,777(1)        6,944             *        34,721         48,000(1)            0                *

Biopergs, LLC           27,777           6,944             *        34,721              0               0                0

John M.
Carnuccio               89,955(1)        1,388             *         6,943         84,400(1)            0                *

Cerberus
Partners, L.P.          55,556          13,889             *        69,445              0               0                0

Cerberus
International,
LTD.                   116,112          27,778           1.6       138,890              0               0                0

Pequod
Investments,
L.P.                   150,200          25,000           1.9       125,000              0               0                0

Pequod
International,
LTD                    104,900          16,667           1.3        83,335              0               0                0

Richard Gallen
& Co. Pension
Trust 002               11,112           2,778             *        13,890              0               0                0

David P.
Southwell               13,555(1)        1,388             *         6,943          8,000(1)               0                *

Ursus Capital,
L.P.                    15,000           3,750             *        18,750              0               0                0

Jean-Marie
Vogel                  647,215(1)        1,388           6.6         6,943        641,660(1)            0              6.5
-------------------------


-------------------------
*Represents beneficial ownership of less than one percent of our common stock.

(1) Includes shares of common stock underlying options which are exercisable within 60 days of May 1, 2000 as follows: Timothy J. Barberich, 48,000 shares; John Carnuccio, 84,400 shares; David Southwell, 7,000 shares; and Jean-Marie Vogel, 607,433 shares. Excludes the 5,369,788 shares of common stock beneficially owned by Sepracor, the parent corporation of BioSphere, as to which shares Messrs. Barberich, Carnuccio, Southwell and Vogel disclaim beneficial ownership.

                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, offer and sell the shares covered by this prospectus. The term "selling stockholders" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholders as a pledge, gift or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

         The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; and

         -        in privately negotiated transactions.

         In connection with distributions of the shares or otherwise, the selling stockholders may:

         - enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

         - sell the shares short and redeliver the shares to close out such short positions;

         - enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

         - pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

         In addition, the selling stockholders may sell any shares that qualify for sale pursuant to Rule 144 under Rule 144 rather than pursuant to this prospectus.

         In effecting sales, broker-dealers or agents that the selling stockholders engage may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale.

         In offering shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits that the selling stockholders realize, and the compensation that they pay to any broker-dealer, may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of some states, the selling stockholders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the selling stockholders must sell the shares only if they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and the selling stockholder complies with the exemption.

         We will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, we will distribute a prospectus supplement that will set forth:

         -        the number of shares being offered;

         - the terms of the offering, including the name of any underwriter, dealer or agent;

         -        the purchase price paid by any underwriter;

         -        any discount, commission and other underwriter compensation;

         - any discount, commission or concession allowed or reallowed or paid to any dealer; and

         -        the proposed selling price to the public.

         We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act.

         We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as the selling stockholders have disposed of all of the shares, (ii)

February 4, 2002 or (iii) such time as the selling stockholders can sell all of the shares without registration under the Securities Act.

                                  LEGAL MATTERS

        Hale and Dorr LLP has passed upon the validity of the shares offered by this prospectus.

                                     EXPERTS


         Arthur Andersen LLP, independent public accountants, have audited our financial statements which are incorporated by reference in this prospectus and elsewhere in the registration statement, as indicated in their reports with respect thereto. The financial statements are incorporated herein in reliance upon the authority of Arthur Andersen as experts in accounting and auditing in giving these reports.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including specified exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from its Internet web site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information we incorporate by reference is part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the sale of all the shares covered by this prospectus:

         -        our Annual Report on Form 10-K for the year ended December 31,
                  1999;

         - our Quarterly Report on Form 10-Q for the quarters ended March 31, 2000;

         -        our Current Report on Form 8-K dated February 4, 2000;

         - all of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

         - the description of our common stock contained in our Registration Statement on Form S-1, as amended (File No. 33-75212), including any amendments or reports filed for the purpose of updating that description.

You may request a copy of these documents, at no cost, by writing to:

                  BioSphere Medical, Inc.
                  1050 Hingham Street
                  Rockland, Massachusetts 02370
                  Attention:  Comptroller
                  Telephone:  (781) 681-7900


         We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses to be incurred by us in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares. All amounts shown are estimates except the Securities and Exchange Commission registration fee.


             SEC registration fee                               $ 3,170
             Accounting fees and expenses                       $ 5,000
             Legal fees and expenses                            $30,000
                                                                -------
             Total expenses                                     $38,170
                                                                =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Ninth of the Registrant's Certificate of Incorporation requires the Registrant to indemnify each person who is or was or has agreed to be a director or officer of the Registrant against expenses (including attorney's fees), judgments, fines and amounts paid in settlement to the maximum extent permitted from time to time under the Delaware General Corporation Law, as amended. In addition, Article Eighth provides that no director or officer of the Registrant shall be liable for monetary damages for any breach of fiduciary duty, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 102(b) (7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16.  LIST OF EXHIBITS.

4.1(1)   Certificate of Incorporation, as amended, of our company.

4.2(1)   By-Laws of our company.

4.3(2)   Specimen stock certificate for shares of common stock of our company.

5*       Opinion of Hale and Dorr LLP.

23.1*    Consent of Hale and Dorr LLP, included in Exhibit 5 filed herewith.

23.2     Consent of Arthur Andersen LLP.

24*      Power of Attorney (See page II-6 of this Registration Statement).

------------------

(1) Incorporated by reference to our Registration Statement on Form S-8, dated June 10, 1996 (File No. 333-05621).

(2) Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

 *       Previously filed

-----------------


ITEM 17.  UNDERTAKINGS.

         Our company, the undersigned registrant, hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of our company pursuant to the indemnification provisions described herein, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of our company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, BioSphere Medical, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockland, Massachusetts, on this 27th day of July, 2000.


                                    BIOSPHERE MEDICAL, INC.




                                    By:   /s/ Robert M. Palladino
                                          -----------------------
                                          Robert M. Palladino
                                          Vice President and Chief Financial
                                             Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.



 SIGNATURE                                     TITLE                                      DATE
 ---------                                     -----                                      ----
          *                                    President, Chief Executive Officer and     July 27, 2000
------------------------                       Director (Principal Executive Officer)
 John M. Carnuccio

 /s/ Robert M. Palladino                       Vice President and Chief Financial         July 27, 2000
------------------------                       Officer(Principal Financial and
 Robert M. Palladino                           Accounting Officer)

          *                                    Chairman and Director                      July 27, 2000
-----------------------------------
 Jean-Marie Vogel

                                               Director                                   July   , 2000
-----------------------------------
 Timothy J. Barberich

          *                                    Director                                   July 27, 2000
-----------------------------------
 William M. Cousins, Jr.

          *                                    Director                                   July 27, 2000
-----------------------------------
 Alexander M. Klibanov, Ph. D.

                                               Director                                   July   , 2000
-----------------------------------
 Paul A. Looney


          *                                    Director                                   July 27, 2000
-----------------------------------
 Riccardo Pigliucci

                                               Director                                   July   , 2000
-----------------------------------
 David P. Southwell


* By: /s/ Robert M. Palladino
      ------------------------
      Robert M. Palladino
      As Attorney-In-Fact